FARO Technologies, Inc. 125 Technology Park, Lake Mary, FL 32746 Tel: +1.407.333.9911 | Toll Free: 800.736.0234 Nasdaq: FARO Fax: +1.407.333.4181 www.FARO.com
Exhibit 10.30

October 14, 2024

VIA ELECTRONIC MAIL
Phillip Delnick
pdelnick@gmail.com

Re: Confidential Offer Letter
Dear Phillip:
FARO Technologies, Inc. (the “Company” or “FARO”) is pleased to offer you employment with the Company on the terms described in this offer letter agreement (the “Agreement”).
1.    Title; Position; Location. You will serve in a full-time capacity as the Company’s Senior Vice President, Global Sales effective as of your start date on October 21, 2024. In this role, you will report to the Company’s President & Chief Executive Officer and will perform the duties and responsibilities customary for this position and such other related duties as are reasonably assigned by me. You would work out of our FARO Atlanta, Georgia office and would travel as necessary for the business. Given your role, we expect that you will be an “executive officer” under applicable SEC rules and regulations requiring additional obligations and disclosures by you and FARO. By accepting this offer of employment, you agree to such additional obligations and disclosures.
2.    Base Salary. Your initial annual base salary will be $300,000. Your base salary will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your base salary will be subject to review and adjustment by FARO from time-to-time.
3.    Annual Bonus. You will be eligible for a target annual cash bonus opportunity equal to 60% of your annual base salary, subject to performance and other criteria established by the Company’s Board of Directors (the “Board”) or the Talent Development & Compensation Committee (“Committee”), as applicable, in its sole discretion, and subject to your continued employment through the date that the bonus is paid to you. Such performance criteria will be shared with you. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time, as applicable, and no amount of any annual bonus is guaranteed. Please note that, given your start date, the 2024 annual bonus opportunity will be pro-rated.

4.    Equity Awards. Subject to the necessary Board or Committee approvals, you will receive a one-time new hire award of restricted stock units (“RSUs”) with a total target value of $300,000, to be granted to you in accordance with the terms of the grant agreement, and consistent with the Company’s 2022 Equity Incentive Plan (“2022 Plan”) and the Company’s Equity Award Grant Policy. This one-time new hire grant of RSUs will be comprised of a combination of performance-based and time-based RSUs, in a ratio of 60% and 40%, respectively. The number of RSUs granted will be in an amount equal to the $300,000 target value, divided by the average closing market price on NASDAQ of the Company’s common stock over the 30 trading days prior to the grant date (including the closing price on the grant date). One-third of the time-vesting RSUs will vest on each of the first, second and third anniversaries of the grant date, subject to your continued service with the Company through each such date. 100% of the performance RSU grant will vest

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on the third anniversary of the grant date, subject to your continued service with the company through such date and the performance to the predetermined performance criteria in the grant agreement, which will be determined by the Board or the Committee. The RSUs will otherwise be governed by the terms and conditions of the 2022 Plan. The actual grant date is expected to be the first trading day of the month following your start date and in accordance with the FARO Equity Award Grant Policy.
You will be eligible to receive additional awards of stock options, restricted stock, RSUs, performance-based equity awards or other equity awards pursuant to any plans or arrangements the Company may have in effect from time-to-time. The Board or the Committee will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. Your eligibility for the annual equity grant will start effective in 2025 subject to such grants being made by the Board or Committee during the Company’s normal cycle.
5.     Relocation Support. At such time as you complete your relocation to Atlanta, Georgia, but no earlier than January 1, 2025, you will be paid $100,000, less any applicable withholdings, in relocation assistance. You will initiate such relocation within one (1) year of your start date. You will repay to the Company such $100,000 relocation assistance amount, including applicable withholdings, on a prorated basis if you voluntarily resign within twelve (12) months of the date you complete your relocation or you are terminated by the Company for cause within that same time period.
6.    Employee Benefits. You will be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.
FARO Technologies is concerned about the well-being of all its employees, therefore medical benefits are provided for which you are eligible on your first day of employment. Additionally, you are entitled to 23 days of Paid Time Off (“PTO”) annually granted on January 1st of each year. Since you are starting in October, you have the benefit of 3 days of PTO in 2024.
7.    Severance. The Board has approved your eligibility to participate in the Company’s Key Executive Change in Control and Severance Plan (the “Severance Plan”). Please note that for the first year, your participation in the Severance Plan will be pro-rated based on your start date for a termination described therein that is not during a Change in Control Period. The Severance Plan provides for severance payments and benefits upon certain qualifying terminations of your employment, subject to the terms and conditions of the Severance Plan. Attached as Exhibit B, please find the Participation Agreement for the Severance Plan.
8. Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and, during the course of your employment with the Company, you may develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you agree to sign and comply

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with the terms of the Company’s Intellectual Property and Confidentiality Agreement with the Non-competition and non-solicitation addendum attached as Exhibit A to this Agreement (the “Confidentiality Agreement”).
9. At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or other affiliate of the Company. Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least (2) two weeks’ notice. You also agree to a background and other checks as a condition of employment.
10. Taxes. The Company (or its affiliate, as applicable) will have the right and authority to deduct from any payments or benefits under this Agreement all applicable federal, state, and local taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and its affiliate, as applicable) is permitted to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company nor any of its affiliates will have any responsibility, liability or obligation to pay your taxes arising from or relating to any payments or benefits under this Agreement. The payments and benefits under this Agreement are intended to be exempt from, or otherwise to comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and other formal guidance promulgated thereunder (“Section 409A”) so that none of the payments and benefits under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to be exempt or to so comply. Any taxable reimbursements payable to you under this Agreement will be paid, less applicable withholdings, only with respect to expenses incurred while you are employed with the Company, no later than the last day of your taxable year immediately following your taxable year in which the expense was incurred by you. No such amounts reimbursable to you in one taxable year of yours will affect the amounts reimbursable to you in another taxable year of yours. Annual bonuses (if any) will be paid no later than the fifteenth (15th) day of the third (3rd) month following the later of (x) the end of the Company’s fiscal year or (y) the end of the calendar year, in which the bonus is earned. Notwithstanding any contrary Agreement provision, the Company reserves the right to amend the Agreement as it deems necessary or advisable, in its sole discretion and without your consent or the consent of any other person or entity, to comply with Section 409A or to avoid income recognition under Section 409A or to otherwise avoid the imposition of additional tax under Section 409A prior to the actual payment or provision of any payments or benefits under this Agreement. In no event will you have any discretion to choose your taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company, or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse or indemnify you or hold you harmless for any taxes imposed, or other costs incurred, as a result of Section 409A.
11. Additional Employment Provisions. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. We

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also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. During the term of your employment with the Company, you agree to perform your duties faithfully and to the best of your abilities and will devote your full business efforts and time to rendering services to the Company hereunder. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Subject to the Company’s code of business conduct and ethics and other similar policies, with which you agree to continue to comply, nothing in this Agreement will prohibit you from (a) making and managing passive investments, or (b) participating in professional and charitable organizations in an unpaid capacity, in a manner, and to an extent, that will not interfere with your duties or obligations to the Company, including under the Confidentiality Agreement. You agree not to bring any third-party confidential information to the Company, including that of any of your former employers, and that in performing your duties for the Company you will not in any way use any such information. As a Company employee, you will be expected to abide by the Company’s policies, rules and standards. You agree that in the rendering of all services to the Company and in all aspects of employment with the Company, you will comply in all material respects with all lawful directives, policies, rules, standards and regulations from time to time established by the Company. You will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company’s Employee Handbook.
12.    Clawback Policy. Notwithstanding any provisions to the contrary under this Agreement, any compensation provided by the Company to you will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under the Company’s compensation recoupment policy in effect as of the effective date thereof and any other compensation recoupment or clawback policy of the Company as may be established and/or amended from time to time, including, without limitation, to comply with the listing standards of any national securities exchange or association on which the Company’s securities are listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws (the “Clawback Policy”). The Company may require you to forfeit, return or reimburse the Company all or a portion of such compensation pursuant to the terms of a Clawback Policy or as necessary or appropriate to comply with applicable laws. No other agreement or arrangement with the Company or any parent or subsidiary of the Company will supersede the Clawback Policy, and recovery of compensation under a Clawback Policy or otherwise will not constitute an event that triggers or contributes to any right of you to resign for “good reason” or “constructive termination” (or similar term) under this Agreement, the Severance Plan or any other agreement or arrangement with the Company or any parent or subsidiary of the Company.
13. Protected Activity Not Prohibited. Notwithstanding any contrary provision of the Agreement or the Confidentiality Agreement, nothing in this Agreement, or the Confidentiality Agreement will prohibit or impede you from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” will mean communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity

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Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information (as defined in the Confidentiality Agreement or any other agreement between you and the Company or any parent, subsidiary or other affiliate of the Company relating to the protection of confidential information) in a manner not protected by applicable law (each, a “Confidential Information Agreement”) to any parties other than the Governmental Entities. You further understand that Protected Activity does not include disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement or any Confidential Information Agreement that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. You understand and acknowledge that pursuant to the Defend Trade Secrets Act of 2016 (a) an individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
14. Miscellaneous. This Agreement, together with the Confidentiality Agreement, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement will be governed by the laws of the State of Florida, without regard to conflicts of law provisions. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.
To accept the Company’s offer, please sign and date in the spaces indicated below and return this Agreement to me. A duplicate original is enclosed for your records. If you accept the offer, your first day of employment with the Company will be October 21, 2024 or such other date as mutually agreed (the “start date”). This offer of employment will automatically terminate if it is not accepted, signed and returned by October 14, 2024. This offer of employment is expressly conditioned on your acceptance and the terms and conditions referred to herein and compliance with all FARO policies.
We look forward to your favorable reply and to working with you at FARO Technologies, Inc.

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Sincerely,
FARO TECHNOLOGIES, INC.
By: __/s/ Peter Lau___________________
Peter J. Lau
President & Chief Executive Officer
Agreed to and accepted:
Phillip Delnick
_/s/ Phillip Delnick___________________
Dated: October 14, 2024

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EXHIBIT A

INTELLECTUAL PROPERTY AND CONFIDENTIALITY AGREEMENT

This INTELLECTUAL PROPERTY AND CONFIDENTIALITY AGREEMENT (the “Agreement”), effective as of October 14, 2024, is made by and between FARO Technologies, Inc., a Florida Corporation, including its subsidiaries and affiliates (hereinafter collectively “FARO” or “Employer”), and Phillip Delnick (“Employee”).

In consideration of the Employee’s employment by FARO, the compensation paid and to be paid to Employee by FARO, and Employer’s agreement to provide Employee access to Employer’s Confidential Information (as defined below) and Trade Secrets (as defined below and as defined under Florida law) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee hereby warrants and agrees to be legally bound as follows:

1.    Definitions
a.    “Business” means (1) all aspects related to 3-D measurement, imaging or realization systems, including but not limited to the design, development, manufacture, marketing, sale, offer for sale and support of such 3-D measurement, imaging or realization systems, and (2) any other technology, product, process, apparatus, service, research or development on which Employee worked or had access to Confidential Information while employed by FARO.
b.    “Confidential Information” shall mean information, other than Trade Secrets, which relates to Employer, Employer’s activities, Employer’s business or Employer’s suppliers or customers that is not generally known by persons not employed by Employer, and which is or has been disclosed to Employee or of which Employee became aware as a consequence of or through his or her relationship to Employer. This includes but is not limited to FARO’s know-how; accounts; pricing and cost information; marketing techniques and plans; computer programs and software; coding systems and processes; computer networking concepts and processes; source code; contract terms and prospective contract terms with existing and prospective customers, accounts and other persons or entities with whom FARO has or contemplates a business relationship; actual or potential customers and purchasers; confidential information of any customer; products; product designs; design documentation; formulas; concepts; inventions; research; methods; processes; operations; product uses; product quality analysis; and other information related to the Business that is not generally publicly known. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right or privilege of Employer.
c.    “Customer” means any individual or entity to whom Employer has sold products or services related to the Business, and with whom Employee had contact, alone or in conjunction with others, on behalf of Employer during the twelve (12) months immediately prior to the termination of his or her employment.
d.    “Prospective Customer” means any individual or entity who is not a Customer, to whom Employer has marketed or presented products or services related to the Business, and with whom Employee had contact, alone or in conjunction with others, on behalf of Employer during the twelve (12) months immediately prior to the termination of his or her employment.

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e.    “Trade Secrets” shall mean all information, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secrets include any documents or information that constitute a “trade secret(s)” under the common law or statutory law of the State of Florida and generally includes all source codes and object codes for Employer software, all buyer and seller information and all lists of clients or suppliers to the extent that such information fits within the Florida Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the definitions or protections of the Florida Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. Trade Secrets shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right or privilege of Employer.

2.    Acknowledgement of FARO’s Right To Protection of Business Interests. Employee acknowledges and agrees that this Agreement, including but not limited to the covenants not to compete contained herein, are necessary to allow FARO to protect its legitimate business interests, including but not limited to its Confidential Information and customer goodwill. Accordingly, Employee agrees that this Agreement, including but not limited to the covenants not to compete contained herein, are reasonable and necessary to allow FARO to protect its legitimate business interests.

3.    Confidentiality Restriction.
a.    Nature and Restriction. Employee covenants and agrees that: (i) during his or her employment with Employer he or she will not use or disclose any Trade Secrets or Confidential Information of Employer other than as necessary in connection with the performance of his or her duties for Employer, and (ii) for a period of five (5) years immediately following the termination of his or her employment with Employer, Employee shall not, directly or indirectly, intentionally, or negligently, in any fashion, form, or manner, transmit, divulge, communicate, or disclose any Trade Secrets or Confidential Information of Employer to any person and shall not make use of any such Trade Secrets or Confidential Information, directly or indirectly, for himself or herself or others, without the prior written consent of Employer, except for a disclosure that is required by any law or order, in which case Employee shall provide Employer prior written notice of such requirement and an opportunity to contest such disclosure. However, to the extent that such information is a “trade secret” as that term is defined under a state or federal law, this subparagraph is not intended to, and does not, limit Employer’s rights or remedies thereunder, and the time period for prohibition on disclosure or use of such information is until such information becomes generally known to the public through the act of one who has the right to disclose such information without violating any legal right or privilege of Employer. Notwithstanding anything herein to the contrary, nothing in this agreement shall (i) prohibit Employee from making reports of possible violations of

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federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by Employer of any reporting described in clause (i).
b.    Prior Confidentiality Restrictions. Employee covenants and agrees that Employee will not disclose to FARO or otherwise use in the course of employment with FARO any confidential or trade secret information that is subject to any agreements to which Employee is bound that arose prior to employment with FARO.
c.    Return of Information. Employee agrees that he or she shall return to Employer’s offices in Lake Mary, Florida, all Trade Secrets, Confidential Information, documents, and other property of Employer immediately upon the termination of his or her employment with Employer or upon any earlier request by Employer.
d.    Effect of Disclosure. Employee acknowledges that any disclosure to any third party of Trade Secrets or Confidential Information not expressly allowed by this Agreement is detrimental to the Employer. In the event that any Trade Secret or Confidential Information is disclosed by Employee in violation of this Agreement, Employee shall be immediately, directly, and principally liable, with no limitation, for any and all costs, claims and damages (including, but not limited to, special, indirect, incidental and consequential damages, and reasonable attorneys’ fees and costs of litigation) sustained by Employer as a result of such disclosure. e. Consideration For Disclosure of Trade Secrets and Confidential Information. Employee understands and agrees that he or she has entered into this Agreement and, if applicable, the Non-Competition and Non-Solicitation Addendum referenced in this Agreement, in consideration for and as a condition of Employer’s agreement to provide Employee access to Employer’s Confidential Information and Trade Secrets.

4.    Assignment of Work Product; Disclosure; Confidentiality.
a.    If at any time or times during Employee's employment with FARO, Employee shall (either alone or with others) make, conceive, create, discover or reduce to practice any invention, idea, product, process, formula, method, plans, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) that (i) relates to the Business of FARO, (ii) results from tasks assigned to the Employee by FARO or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by FARO (herein called “Work Product”), such Work Product and the benefits thereof shall immediately become the sole and absolute property of FARO and its successors and assigns.
b.    Without further consideration, upon the earlier of the making, conception, creation, discovery or reduction to practice of such Work Product, whether solely or jointly with others, Employee gives, transfers and hereby assigns to Employer (or to any agent, nominee or assignee, as requested by Employer) Employee's right, title and interest to all such Work Product and all intellectual property rights related thereto.
c.    Employee agrees to fully disclose exclusively to Employer all Work Product. All disclosures of Work Product are to be made in writing and promptly after the earlier of the making, conception, creation, discovery or reduction to practice of such Work

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Product. For the avoidance of doubt, Employer shall own all Work Product regardless of whether Employee actually discloses such Work Product to Employer.
d.    During the period of Employee's employment with Employer and at all times after the termination thereof, Employee agrees to provide all reasonably necessary assistance to Employer (including but not limited to testifying in any proceedings or suit, and executing any and all applications, assignments, or other documents or instruments): (1) in connection with Employer seeking to protect any Work Product, including but not limited to the preparation, filing and/or prosecution of any patent applications, trademarks or trade names or copyrights in the United States and any foreign country (as well as any state or other subdivision thereof); and the assertion of any such patents, trademarks, trade names or copyrights against a third party; and/or (2) to vest Employer (and its successors and assigns) with all right, title and interest in the Work Product. Should Employee fail or refuse to provide such assistance and/or execute any such document, Employee hereby irrevocably appoints Employer as its attorney-in-fact to prepare and/or execute such documents in the name of Employee and on his/her behalf, and to institute and prosecute any proceedings as FARO may deem necessary or appropriate to secure, protect, or enforce the Work Product.
e.    Employee represents and warrants that there are no ideas, products, formulas, methods, plans, developments, improvements or patentable inventions in any way related to the Business which Employee desires to exclude from the operation of this Agreement, except those, if any, designated by a patent number, application serial number or brief description where no application has been filed, on the list attached hereto as Exhibit A and signed by Employee and Employer.
f.    Employer allows certain of its employees to have access to the following on-line services: Microsoft Exchange, all FARO servers, and the Internet. Employee shall use such services in connection with the Business and in accordance with FARO policies and procedures, as they may change from time to time, which limit use of such services for personal reasons or other purposes not related to the Business. Furthermore, Employee is advised that under certain circumstances transmission of data or messages on the Internet or through Internet e-mail is not secure and that the transmission of Confidential Information on the Internet or through Internet e-mail must comply with Employer-established appropriate safeguards against the interception or misdelivery of such information including, but not limited to the establishment of firewalls, encryption methods, or other technology that will prevent the unintended interception of data transmission by third parties on the Internet or any other on-line service.
g.    The foregoing obligations of confidentiality shall cease to apply to such parts of the Confidential Information if the information becomes general public knowledge through no fault of Employee or if Employee has the prior written permission of FARO.
h.     Upon termination of employment for whatever reason, Employee represents, warrants, covenants and agrees to deliver to Employer at Employer’s offices in Lake Mary, Florida, all Confidential Information (including but not limited to all books, records, products, formulas, manuals, letters, notes, memoranda, notebooks, sketches, drawings, plans, equipment, computer files and spreadsheets, and all other documents or materials that comprise Confidential Information, and also all copies of any of the foregoing), which are in Employee's or his agents' or affiliates' possession or control, and Employee specifically agrees that Employee shall not retain any copies or reproductions of such Confidential Information.

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5.    Non-Competition and Non-Solicitation. If a “Non-Competition and Non-Solicitation Agreement” is attached hereto, the Employee agrees to the terms thereof, and such Non-Competition and Non-Solicitation Agreement is hereby incorporated into and made part of this Agreement. Such Addendum is attached.

6.    Remedies: The failure of the Employee to comply with the terms of this Agreement shall be cause for immediate dismissal from employment, and in addition Employer shall have the following remedies:
a.    Indemnification. Employee hereby agrees to indemnify the Employer in respect of any and all claims, losses, costs, liabilities and expenses (including reasonable attorneys' and legal assistants' fees) directly or indirectly resulting from or arising out of any breach of this Agreement, including for appeals; provided however, that Employee will only indemnify the Employer if the Employer is the prevailing party.
b.    Injunctive Relief. Employee admits and agrees that Employee’s breach of the Agreement, including the confidentiality restrictions and, if applicable, the non-compete and non-solicitation restrictions would result in irreparable harm to Employer, and that Employer’s remedy at law for such a breach will be inadequate. Accordingly, it is agreed that Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of this Agreement, which injunctive relief shall be in addition to any other rights or remedies available to Employer. In any action or proceeding by Employer to obtain a temporary restraining order and/or preliminary injunction, Employee hereby agrees to waive the necessity of the Employer's posting an injunction bond in order to obtain the temporary restraining order and/or preliminary injunction. Employee also agrees that he or she shall be responsible for all damages incurred by Employer due to any breach of the restrictive covenants contained in this Agreement.
c.    Other Remedies. In addition to injunctive relief, FARO shall be entitled to any other remedy available in law or equity by reason of Employee’s breach or threatened breach of the restrictions contained herein.

7.    Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Florida, without regard to its conflicts of law principles.

8.    Venue and Forum Selection Clause; Consent to Jurisdiction. Any action at law, suit in equity, or other judicial proceeding arising out of or related to this Agreement shall be instituted and maintained in the Courts in and for Orange County, Florida. Each party waives the right to change venue. Employee agrees to exclusively submit to personal jurisdiction in the federal and state courts in or for Orange County, Florida and no other place. Employee agrees that any action at law, suit in equity, or other judicial proceeding to enforce this Agreement, as well as any action at law, suit in equity, or other judicial proceeding relating to or arising out of this Agreement, shall be filed only in: (a) the United States District Court for the Middle District of Florida, Orlando Division; or (b) the Business Court of the Ninth Judicial Circuit Court of Orange County, Florida. With respect to any such court action, Employee hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the Business Court of the Ninth Judicial Circuit Court of Orange County, Florida and the United States District Court for the Middle District of Florida, Orlando Division,

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are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

9.    Assignment of Rights. FARO has the right to assign or transfer this Agreement, including any of its rights hereunder to any assignee or successor of FARO, which assignee or successor is then expressly authorized to enforce the terms of this Agreement. This Agreement is personal to the Employee and not assignable or transferable by Employee and any attempt to do so shall be void.

10.    Modification. This Agreement contains the entire Agreement of the parties concerning the subject matter hereof. This Agreement shall not be amended except by a writing signed by both FARO and Employee.
11.    Waiver. No delay or failure by Employer in exercising any of its rights, remedies, powers, or privileges hereunder, at law or in equity, and no course of dealing between Employer and Employee or any other person shall be deemed to be a waiver by Employer of any such rights, remedies, powers, or privileges, even if such delay or failure is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise thereof by Employer or the exercise of any other right, remedy, power, or privilege by Employer.

12.    Effect of Prior Agreements. Except as otherwise provided in this Section, this Agreement, including the exhibits hereto, embodies the entire agreement and understanding of Employer and Employee in respect of the matters set forth herein and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. If this Agreement is held to be void or unenforceable for any reason, then the terms and provisions of any prior version of this “Intellectual Property and Confidentiality Agreement” (including any Non-Competition and Non-Solicitation Addendum) signed by Employee shall remain in full force and effect.

13.    Construction. The parties intend that this Agreement provides FARO with the maximum protection allowed by law. Accordingly, if a court determines that any restrictions of this Agreement are unenforceable because they are overly broad or not reasonably necessary to protect FARO's legitimate business interests, the parties agree that the Court should interpret and enforce such restrictions in the manner necessary to provide FARO with the maximum protection allowed by law. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. The existence of any claim or cause of action against of the Employee against Employer shall not constitute a defense to enforcement by Employer of any of the terms and conditions of this Agreement. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.

14.    Miscellaneous. When used herein, one gender means any gender. The term “I”, “me” or “mine” means the Employee. Any use of the singular shall include plural and vice versa. Use of the word “shall” means such action is mandatory. The title of this Agreement and the paragraph

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headings are used for the purpose of convenience only and shall not be used to interpret or explain any portion of the text hereof.

15.    At-Will Employment. Notwithstanding anything to the contrary, Employee shall at all times be an employee-at-will. This Agreement is not intended to create a contract of employment between FARO and Employee. FARO maintains its policy of employment-at-will.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year indicated below.

Employee Signature: _/s/ Phillip Delnick______________
Print Name: Phillip Delnick
Date: October 14, 2024

FARO Technologies, Inc.

By:__/s/ Peter Lau____________________
Print Name: Peter J. Lau
Title: President & CEO
Date: October 14, 2024

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NON-COMPETITION AND NON-SOLICITATION ADDENDUM TO INTELLECTUAL PROPERTY AND CONFIDENTIALITY AGREEMENT

Employee hereby further covenants and agrees to the following:

A.    Acknowledgment. Employee acknowledges and agrees that, solely as a result of Employee's employment with FARO and over the course of Employee's employment with FARO, Employee will: (1) be provided with special, unique, and extraordinary training, education and experience related to the Business; (2) be exposed to and/or in a position to generate Confidential Information of FARO; and (3) as a Sales Employee (as defined below), generate customer goodwill on behalf of FARO. Employee further acknowledges and agrees that FARO makes use of its Confidential Information throughout the world and invests significant time and money, including Employee's salary, to provide Employee with such special, unique, and extraordinary training, education and experience related to the Business and to generate customer goodwill on behalf of FARO, all of which are legitimate business interests of FARO. Employee further acknowledges and agrees that the restrictions in this Addendum are reasonable and necessary to allow FARO to protect its legitimate business interests. In consideration of the foregoing and of the benefits generally provided to the Employee by Employer, and in connection with FARO's protection of its legitimate business interests, Employee agrees to abide and be bound by the restrictions of this Addendum, which restrictions are intended by the parties to extend to any and all activities of the Employee, whether as an independent contractor, partner or joint venturer, or as an officer, director, stockholder, agent, employee or salesman for any person, firm, partnership, corporation or other entity, or otherwise.

B.    Additional Definitions. “FARO Competitor” means (i) any business or enterprise that provides goods and/or services similar to or competitive with FARO (each such business or enterprise, a “Competitor”), including, without limitation, those persons or entities identified on Schedule 1 as current competitors of FARO as of the date hereof or (ii) any of such Competitor’s subsidiaries, affiliates, agents or distributors, irrespective or whether the subsidiary, affiliate, agent or distributor itself provides goods and/or services similar to or competitive with FARO. As used in this definition, “affiliate” includes any entity, business or enterprise that, directly or indirectly, controls a Competitor or is under common control through another person or entity with a Competitor. The terms “controls,” “controlled by,” and “under common control” mean, when used with respect to any specified legal entity, the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Restricted Period” means the term of Employee’s employment with FARO and for a period of twenty-four months after the date Employee’s employment with FARO is terminated for any reason. “Sales Employee” means any Employee that deals with Customers and Prospective Customers with the intention of producing sales and represents FARO with respect to such Customers and Prospective Customers within a designated geographic territory.

C.    Non-Competition. In order to protect FARO’s Trade Secret and Confidential Information, third-party goodwill and other legitimate business interests, Employee acknowledges and agrees that during the Restricted Period, Employee will not, without FARO’s express written permission, directly or indirectly, assist, be employed by, consult with, or provide services to any FARO Competitor. Employee understands and agrees that, during the Restricted Period,

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he is and will be subject to the restrictions set forth in this Paragraph C anywhere within the geographic boundaries of the continental United States; provided, however, that Sales Employees shall be subject to the restrictions set forth in this Paragraph C during the Restricted Period within the geographic territory that the Employee represented for the Employer within the twenty-four (24) months prior to the termination of employment. To the extent this non-compete provision is held unenforceable under applicable law, it shall be deemed stricken from the Agreement without any action needing to be taken by either party.

D.    Non-Solicitation. During the Restricted Period, Employee shall not, without the prior written permission of Employer, directly or indirectly, for himself or on behalf of any other person or entity, (i) solicit, call upon, encourage or contact, or attempt to solicit, call upon, encourage or contact any Customer or Prospective Customer of the Employer for purposes of providing products or services competitive with the Business or causing such person or entity to terminate their business relationship with Employer or (ii) accept business from or provide goods or services to any Customer or Prospective Customer of the Employer.

E.    Non-Recruitment. During the Restricted Period, Employee shall not, directly or indirectly, without the prior written permission of Employer, solicit or induce, or attempt to solicit or induce, any then current employee of Employer to terminate his or her relationship with Employer and/or to enter into an employment or agency relationship with Employee or with any other person or entity with whom Employee is affiliated, provided that the restriction in this section shall apply only to employees of Employer with whom Employee worked by virtue of and during his or her employment with Employer.

F.    Miscellaneous.
a.    The period of time during which Employee is prohibited from engaging in certain business practices under this Addendum shall be extended by the length of time during which Employee is in breach of such covenants.
b.    It is understood by and between the parties hereto that the restrictive covenants set forth in this Addendum hereof are essential elements of the employment arrangement between Employee and Employer, and that but for such covenants, Employer would not have agreed to hire Employee. The existence of any claim or cause of action of the Employee against Employer shall not constitute a defense to the enforcement by Employer of such covenants. The restrictive covenants, and rights and protections provided by the restrictive covenants, are assignable by Employer, but not by Employee.
c.    The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of Employer and Employee in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

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d.    Employee shall, no later than the last day of his or her employment, deliver to Employer at its offices in Lake Mary, Florida a written, signed and notarized confirmation that Employee is aware of his or her obligations under this Non-Competition and Non-Solicitation Addendum and that Employee will comply with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year indicated below and is effective as of your start date.

Employee Signature: _/s/ Phillip Delnick__________________
Print Name: Phillip Delnick
Date: October 14, 2024

SCHEDULE 1 TO NON-COMPETITION AND NON-SOLICITATION ADDENDUM TO INTELLECTUAL PROPERTY AND CONFIDENTIALITY AGREEMENT

List of Current Competitors:

Aligned Vision, Artec Europe, S.a.r.l, Automated Precision, Inc. (API), Basis Software, Inc. (Surphaser), Breuckmann GmbH, Cambridge Technology, Cimcore Cognitens Creaform, Inc., Etalon AG, Geodetic Systems, Inc. (GSI), Gerber Technology LLC, Gesellschaft für Optische Messtechnik (GOM), Hexagon, Kreon Technologies, Kosaka Laboratory, Ltd., Lap Laser, Leica Geosystems, Mantis Vision, Metronor, Mitutoyo, Nikon, Northern Digital, Inc. (NDI), Novanta, Perceptron, Raylase, RIEGL Laser Measurement Systems GmbH, Romer, Scan Lab, Scanner Max, SL-Laser, Soatec, Inc., Sunny Technology, Steinbichler, Theometrics, Topcon Positioning Systems, Trimble, Zoller + Fröhlich GmbH (Z+F), Z-Laser

FARO Representative’s Initials:_____ Employee’s Initials:______

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EXHIBIT B
PARTICIPATION AGREEMENT TO KEY EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN
FARO Technologies, Inc. (the “Company”) is pleased to inform you, Phillip Delnick, that you have been selected to participate in the Company’s Key Executive Change in Control and Severance Plan (the “Plan”). A copy of the Plan has been delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan, including this Participation Agreement.
In order to actually become a Participant in the Plan, as described in the Plan, you must complete and sign this Participation Agreement and return it to Peter J. Lau by no later than October 14, 2024. The Plan will only be effective after you start employment.
The Plan describes in detail certain circumstances under which you, if you are a Participant in the Plan, may become eligible for Severance Benefits and certain other benefits specified in this Participation Agreement. Any capitalized term used in this Participation Agreement that is not otherwise defined herein will have the meaning ascribed to such term in the Plan.
As described more fully in Section 4.1 and other sections of the Plan, if you are a Participant in the Plan, and if, other than during the Change in Control Period, your employment with the Company Group is terminated by the Company Group other than for Cause and not due to your death or Disability, then subject to the terms and conditions of the Plan (including the Release requirement), you will receive:
1.    Cash Severance Benefits. The cash Severance Benefit described in Section 4.1.1 of the Plan in an amount equal to a maximum of 100% of your Annual Base Salary in effect as of the date of your Qualifying Termination, subject to pro ration during your first year of employment; and

2.    COBRA Benefit. If you and any of your Family Members have Qualifying Health Coverage, the COBRA Severance described in Section 4.1.2 of the Plan, with the period over which such COBRA Severance will be provided equal to a maximum of twelve (12) months or until you have secured other employment that provides group health insurance coverage, whichever occurs first, subject to pro ration during your first year of employment

As described more fully in Section 4.2 and other sections of the Plan, if you are a Participant in the Plan and if, during the Change in Control Period, your employment with the Company Group is terminated either (x) by the Company Group other than for Cause and not due to your death or Disability, or (y) by you for Good Reason, then subject to the terms and conditions of the Plan (including the Release requirement), you will receive:
1.    Cash Severance Benefits. The cash Severance Benefit described in Section 4.2.1 of the Plan in an amount equal to the sum of:
a.    100% of your Annual Base Salary in effect as of the date of your Qualifying Termination, or if greater, your Base Salary in effect as of immediately prior to the

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completion of the Change in Control (in each case, disregarding any reduction thereto that triggers a Qualifying Termination under clause (b) of the Good Reason definition, as applicable); and
b.    100% of your Target Bonus Amount (as defined in Section 2.26 of the Plan) (disregarding any reduction thereto that triggers a Qualifying Termination under clause (c) of the Good Reason definition, as applicable).

2.    COBRA Benefit. If you and any of your Family Members have Qualifying Health Coverage, the COBRA Severance described in Section 4.2.2 of the Plan, with the period over which such COBRA Severance will be provided equal to twelve (12) months or until you have secured other employment that provides group health insurance coverage, whichever occurs first.

Release Requirement. In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must satisfy the other terms and conditions under the Plan, including that you must sign and deliver to the Administrator the Release, which must become effective and irrevocable within the requisite period set forth in the Release and is subject to the Release timing requirements specified in the Plan.
Golden Parachute Limitations. As explained in more detail in the Plan, your Severance Benefits, if any, may be subject to reduction to the extent that, as determined by the applicable accounting or valuation firm retained for purposes of determining any parachute payments, after taking into account certain taxes you may owe, the reduction would result, on an after-tax basis, in the payment of a greater amount to you than if no reduction occurs.
Withholdings. The Company Group has the right to withhold, from any Severance Benefits you may receive under the Plan, any applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other payroll deductions.
Other Severance Payments and Benefits. Participation in the Plan does not affect any rights you may have to vesting, payment, or acceleration of vesting or payments under any Equity Awards granted to you by the Company. Such Equity Awards remain subject to the terms and conditions of the applicable plan and award agreement, and any other written agreement between you and the Company governing their terms, and any vesting, payments or acceleration thereof will not constitute Severance Benefits under the Plan.
By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that (1) you have received a copy of the FARO Technologies, Inc. Key Executive Change in Control and Severance Plan; (2) you have carefully read this Participation Agreement and the Plan, including, but not limited to, the terms and conditions for participation in, and receipt of any Severance Benefits under the Plan; and (3) the decisions and determinations by the Administrator under the

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Plan will be final and binding on you and your successors, and will be given the maximum possible deference permitted by law.

FARO TECHNOLOGIES, INC.         PARTICIPANT
_/s/ Peter Lau______________________        _/s/ Phillip Delnick________________
Peter J. Lau, President & CEO        Phillip Delnick
October 14, 2024        October 14, 2024

Attachment: FARO Technologies, Inc. Key Executive Change in Control and Severance Plan

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